Exhibit 99.2

1ST SOURCE CORPORATION AND 1ST SOURCE BANK

GOVERNANCE & NOMINATING COMMITTEE CHARTER

PURPOSE

The purpose of the Governance & Nominating Committee (the “Committee”) of the respective Boards of Directors of 1st Source Corporation and 1st Source Bank (the “Company”) is to: (i) serve as the senior committee of the Board with oversight responsibility for the effective governance of the Company; (ii) identify, evaluate, recruit and select qualified candidates for election, re‑election, or appointment to the Board; (iii) evaluate and monitor the appropriate structure of the Board; (iv) select directors for appointment by the Board to committee assignments, and (v) oversee any other matters or activities as necessary to ensure appropriate and effective governance of the Company.

COMMITTEE MEMBERSHIP, QUALIFICATIONS
AND MEETING SCHEDULE

The Committee shall consist of at least three directors. All members shall be independent in accordance with the Nasdaq listing standards. At the discretion of the Committee, the CEO shall attend meetings in an advisory, non‑voting capacity. Members of the Committee serve at the discretion of the Board with the expectation that members will serve at least two consecutive years and preferably three. The Board shall appoint one member of the Committee as its chairperson. The Committee shall meet at least once a year and at such additional times as may be necessary to carry out its responsibilities. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board.

AUTHORITY, RESPONSIBILITIES AND DUTIES

Governance

The authority, responsibilities and duties of the Committee with respect to governance are as follows:

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Conduct at least biennially a corporate governance review to ensure that the Board is adhering to current practices that are appropriate for the Company in all applicable areas and that the Board and all of its committees are functioning effectively.

•	Periodically evaluate the desirability of the size and composition of the Board and make recommendations to the Board for any changes.

•	Develop and recommend to the Board the Company’s corporate governance guidelines and any changes therein.

•	Monitor and make recommendations to the Board on other matters concerning Board policies and practices relating to corporate governance.

•	Develop and review with the Board from time-to-time the guidelines and criteria for determining the qualifications of directors and nominees.

•	Annually confirm the continuing independence of the independent directors.

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•	Annually confirm that independent directors continue to comprise the majority of the Board.

•	Annually review the composition of each Committee of the Board and present recommendations for Committee memberships to the Board as needed.

•
Review as needed the qualifications of directors to continue serving on the Board upon a change in a director’s residency, employment, commitments to other boards, or other circumstances that may affect the director’s ability to continue to meet the qualifications for service on the Board.

•	In the event that it is necessary to select a new Chairman and/or Chief Executive Officer, lead the process and initiate evaluation, consideration and screening of potential candidates.

•	Consider and respond to requests for waiver from the requirements of the Code of Conduct made by directors and executive officers.

•	Review and determine proposed related-party transactions and potential conflict of interest situations as requested.

•	Periodically review the form and amount of director compensation and make any recommendations for change to the Board.

Nominations

The Board believes that it is in the best interest of the Company and its shareholders to obtain highly-qualified candidates to serve as members of the Board. The Board expects that the Committee will both seek, and consider in response to properly-submitted shareholder recommendations, candidates for election or appointment to the Board who have excellent decision‑making ability, business experience, technical, professional, or educational background, personal integrity and reputation. In addition, the Board recognizes the benefit of board membership that reflects the diversity of the Company’s shareholders, employees, customers, and the communities in which it operates. Accordingly, the authority, responsibilities and duties of the Committee with respect to nominations are as follows:

•	Annually identify, recruit and select qualified nominees to stand for election or re‑election as directors at the annual meeting of shareholders.

•
In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), select and recommend to the Board a qualified candidate to fill such vacancy.

•
Before selecting a nominee for election or re-election or recommending a director to fill a vacancy, review and evaluate (i) whether the candidate is under the mandatory retirement age of 72; (ii) his or her qualifications, including judgment, skill, capability, conflicts of interest, business experience, technical/professional/educational background; (iii) personal qualities and characteristics, accomplishments, and reputation in the business community; (iv) current residency, knowledge and contacts in the communities, or knowledge and contacts in the industries the Company serves; (v) ability and willingness to commit adequate time, or in the case of incumbent directors, past participation and contribution, to Board and committee matters; (vi) the interplay of the candidate’s experience with that of the other Board members; (vii) the extent to which a candidate would be a desirable addition to the Board and any committee of the Board, (viii) if applicable, whether the candidate would be deemed “independent” under marketplace rules of the Nasdaq Stock Market and SEC regulations, (ix) whether the candidate is qualified and likely to remain qualified to serve under the Company’s By-Laws and Corporate Governance Guidelines; (x) diversity of viewpoints,

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background, experience, and other demographics; and (xi) such other factors the Committee deems relevant.

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Approve waiver of the age restriction for an existing director upon determination that such director’s continued service through the current term, or nomination for additional terms, is in the best interests of the Company.

•
Review the qualifications of, evaluate and select, if warranted, director nominees submitted in good faith to the Board by shareholders in accordance with the procedures for submitting shareholder nominations set forth in the Company’s Corporate Governance Guidelines or otherwise established by the Board or the Committee. The Committee will evaluate candidates recommended by shareholders on the same basis as other candidates, but may consider, in its decision whether to select such candidates, information respecting the number of shares held and the length of time the shareholder has invested in the Company.

Other

•	Delegate all or a portion of its duties and responsibilities to a subcommittee.

•	Review its own performance and this charter and recommend any proposed changes every other year coincident with the biennial self-assessment of the full Board.

LIMITATION

Nothing in this charter is intended to alter in any way the standard of conduct that applies to any of the directors under Ind. Code § 23-1-35 or § 28-13-11, as applicable and as amended. This charter does not impose, nor shall it be interpreted to impose, any duty on any director greater than, or in addition to, the duties or standard of conduct established by such provisions.

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